UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒      Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On January 7, 2008, Ramius Capital issued the following press release:

INSTITUTIONAL SHAREHOLDER SERVICES (ISS), A LEADING INDEPENDENT PROXY ADVISORY FIRM, SUPPORTS RAMIUS’ INDEPENDENT NOMINEES FOR ELECTION TO THE A. SCHULMAN BOARD OF DIRECTORS

ISS Recommends Stockholders Vote on Ramius’ GOLD Proxy Card 'FOR' Michael Caporale, Jr. and 'FOR' Lee Meyer

ISS Joins Glass Lewis in Supporting Change to the A. Schulman Board of Directors

NEW YORK – January 7, 2008 – Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, "Ramius"), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory and corporate governance services firm used by over 1,700 financial institutions worldwide representing approximately $25.5 trillion in equity assets under management, has recommended that stockholders of A. Schulman Inc. ("Schulman" or the "Company") (NASDAQ: SHLM) vote on Ramius' GOLD proxy card to elect both Michael Caporale, Jr. and Lee Meyer to the Board of Directors (the “Board”) of Schulman at its 2007 Annual Meeting of Stockholders, which is scheduled for January 10, 2008.  ISS joins Glass Lewis, another leading independent proxy voting advisory firm, in supporting change to the Schulman Board of Directors.

Ramius Partner Mark R. Mitchell said, “We are pleased that ISS supports and recommends the election of our two independent nominees, Michael Caporale, Jr. and Lee Meyer, to the Board of Directors of Schulman. ISS’ recommendation marks the second proxy advisory firm to support change to the Schulman Board. Given the significant strategic and operational issues at the Company, and the apparent lack of credibility and accountability on the current Board, we believe it is imperative that stockholders follow the ISS recommendation to vote for both of our highly qualified and truly independent director nominees.”

Mr. Mitchell added, “Voting for both nominees, Caporale and Meyer, will help to ensure that the Board fully explores all strategic alternatives and that Schulman is being run in a manner that is in the best interest of all stockholders.”

In its analysis, ISS noted:

“In light of the factors mentioned above, specifically the poor long-term performance of the company, which we believe establishes both the need for change; the short solicitation period; the fact that the nomination of the new CEO was not the culmination of a full search process; and the fact that the company has been reactive to shareholder's concerns, we recommend shareholder vote FOR both dissident nominees Michael Caporale Jr. and Lee Meyer.”

“We do not believe that the presence of the dissidents on the board would materially disrupt any ongoing restructuring process and/or strategic process. On the contrary, we believe that dissident nominees would bring fresh perspective to the board and greater management oversight in light of the company's continuous underperformance.”

“The company announced that it adopted a 100 day plan. However, the plan does not disclose any predefined metrics against which shareholders could benchmark the company’s performance. We also note that the plan includes some of the initiatives suggested by the Ramius analysis, more specifically with respect to the reassessment of the North American automotive business and the suspension of further capital expenditure on Invision until marketing strategy has been refined. These initiatives suggest that the company has been reactive.”

“Although we recognize that the company has taken some steps to improve its governance practices such as the cancellation of the poison pill, it appears that the board’s actions were reactive to shareholder activism.”

“…the company’s new CEO will assume both positions of chairman and CEO. One could argue that the unification of these positions could pose a conflict of interest because the chairman ensures that the entire board operates smoothly, sets the agenda, and makes sure that directors are given enough information.”

“Note that the new CEO was a member of the strategic committee with a full voting power, which is not viewed as best practice….We believe that the strategic (special) committee should only include independent directors.”

Ramius strongly encourages Schulman stockholders to sign, date, and return the GOLD proxy card and vote ‘FOR’ Michael Caporale, Jr. and ‘FOR’ Lee Meyer. Additionally, Ramius urges stockholders to vote ‘FOR’ the stockholder proposal to set up a Special Committee of the Board, consisting solely of independent directors, to explore strategic alternatives.  Stockholders who have questions, or need assistance in voting their shares, should call Ramius' proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834 or collect at 212-750-5833.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On December 19, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Mark Mitchell (“Mr. Mitchell”), Michael Caporale, Jr. (“Mr. Caporale Jr.”), Lee Meyer (“Mr. Meyer”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”) (collectively, the “Participants”). As of January 4, 2007, Starboard beneficially owns 998,073 shares of Common Stock of the Company, Starboard Value beneficially owns 736,984 shares of Common Stock of the Company and Parche beneficially owns 327,738 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of

Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.

Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080